STERLING CAPITAL FUNDS

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization, having been approved by the Board of Trustees of the Sterling Capital Funds (the “Trust”), is made as of ____, 2026 between the Trust, on behalf of its series Sterling Capital ___________ (the “Acquired Fund”) and Sterling Capital ___________ (the “Acquiring Fund”), and Sterling Capital Management LLC (“Sterling”) (the “Plan”). The capitalized terms used herein shall have the meaning ascribed to them in this Plan.

1.  Overview of Plan of Reorganization.

(a)  As described further in this Section 1, the Acquired Fund will sell, assign, convey, transfer and deliver to the Acquiring Fund, and the Acquiring Fund will acquire, on the Exchange Date (as defined in Section 7 of this Plan), all of the properties and assets existing at the Valuation Time (as defined in Section 4 of this Plan) in Acquired Fund, subject to all of the Acquired Fund’s liabilities. It is intended that the reorganization described in this Plan shall be a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)  The assets of the Acquired Fund to be transferred to the Acquiring Fund on the Exchange Date shall consist of all property, goodwill, and assets of every description and all interests, rights, privileges and powers of the Acquired Fund as of the Valuation Time. In consideration therefor, the Acquiring Fund shall, on the Exchange Date, assume all of the liabilities of the Acquired Fund of any kind or nature and transfer to shareholders of the Acquired Fund (other than Cash-Out Shareholders (as such term is defined in this paragraph 1(b))) on a pro rata basis a number of full units of beneficial interest shares of the Acquiring Fund (“Shares”) having an aggregate net asset value equal to the value of the assets of the Acquired Fund transferred to the Acquiring Fund on such date less (i) the value of all of the liabilities of the Acquired Fund assumed by the Acquiring Fund on that date; (ii) the value of any cash or other assets used to redeem fractional shares pursuant to Section 8.2(d); and (iii) the value of cash to be distributed to Acquired Fund shareholders who do not hold Acquired Fund shares through a brokerage account that can accept Acquiring Fund Shares and for which no account has been established to receive such shares, who shall not receive a distribution of such Acquiring Fund Shares and in lieu thereof shall receive a distribution of cash equal to the net asset value of their Acquired Fund shares (“Cash-Out Shareholders”).

(c)  Upon consummation of the transactions described in paragraph 1(b) of this Plan and after taking into account the Share Class consolidation described in Section 8.2(d) and distributions to Cash-Out Shareholders, the Acquired Fund in complete liquidation shall distribute to its respective shareholders of record as of the Exchange Date, the Acquiring Fund Shares received by it, each shareholder being entitled to receive that number of Acquiring Fund Shares equal to the total of (i) the proportion which the number of shares of the Acquired Fund held by such shareholder bears to the number of such shares of the Acquired Fund outstanding on such date multiplied by (ii) the total number of the Acquiring Fund Shares received by the Acquired Fund, as of the Exchange Date.

2.  Representations and Warranties of the Acquired Fund and the Acquiring Fund.

2.1.  Representations of the Acquired Fund. As of the date hereof and the Exchange Date, the Acquired Fund represents and warrants to the Acquiring Fund as follows:

(a)  The Acquired Fund is a separate investment series of the Trust, a business trust duly established, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has power to carry on its business as it is now being conducted and to carry out this Plan. The Acquired Fund is not required to qualify to do business in any jurisdiction in which it is not so qualified and where failure to do so would subject it to any material liability or disability. The Acquired Fund has all necessary federal, state and local authorizations to own all of its properties and assets and to carry on business as now being conducted and to fulfill the terms of this Plan.

(b)  The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and such registration has not been revoked or rescinded and is in full force and effect.

(c)  The statements of assets and liabilities, statements of operations, statements of changes in net assets and schedules of investments (indicating their market values) for the Acquired Fund for the fiscal year ended September 30, 2025, fairly present the financial position of the Acquired Fund as of such date, and said statements of operations and changes in net assets and financial highlights fairly reflect the results of operations, changes in net assets and financial highlights for the periods covered thereby in conformity with generally accepted accounting principles consistently applied.

(d)  The prospectuses of the Acquired Fund dated February 1, 2026, as amended, as filed with the Securities and Exchange Commission (the “Commission”) (the “Prospectuses”) and the Statement of Additional Information for the Acquired Fund, dated February 1, 2026, as amended (the “Statement of Additional Information”), as filed with the Commission, each conform in all material respects to the applicable requirements of the 1940 Act, and the Prospectuses and Statement of Additional Information did not as of such date contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Exchange Date, the Prospectuses and Statement of Additional Information then in effect will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)  Except as otherwise disclosed to the Acquiring Fund, no litigation, administrative proceeding, or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Acquired Fund or any of its properties or assets, which, if adversely determined, would materially and adversely affect its financial condition, the conduct of its business, or the ability of the Acquired Fund to carry out the transaction contemplated by this Plan. The Acquired Fund knows of no facts that might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree, or judgment of any court of governmental body that materially and adversely affects its business or its ability to consummate the transaction herein contemplated.

(f)  The Acquired Fund has no known liabilities of a material nature, contingent or otherwise, other than those shown on its statement of assets and liabilities as of September 30, 2025, referred to above and those incurred in the ordinary course of business since such date. Prior to the Exchange Date, the Acquired Fund will advise the Acquiring Fund of all known material liabilities, contingent or otherwise, incurred by it subsequent to September 30, 2025, whether or not incurred in the ordinary course of business.

(g)  Since September 30, 2025, there has not, to the knowledge of the Acquired Fund, been any material adverse change in the Acquired Fund’s financial condition, assets, liabilities, or business other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to the Acquiring Fund. For the purpose of this subparagraph, a decline in the net asset value of the Acquired Fund shall not constitute a material adverse change.

(h)  The Acquired Fund has timely filed all federal and other tax returns, dividend reporting forms and other tax-related reports which have been required by law to be filed by the Acquired Fund on or before the Exchange Date (taking into account any extensions). All such returns, forms and reports shall have been true, correct and complete in all material respects, and the Acquired Fund has paid or will pay all federal and other taxes shown to be due on such returns, forms or reports or on any assessments received by the Acquired Fund. The Acquired Fund (i) has adequately provided for all tax liabilities on its books, (ii) has not had any material tax deficiency, liability or assessment asserted against it, or question with respect thereto raised, and (iii) is not under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid.

(i)  As used in this Plan, the term “Investments” shall mean the Acquired Fund’s investments shown on the schedule of its portfolio investments as of September 30, 2025, referred to in Section 2.1(c) hereof, as supplemented with such changes as the Acquired Fund shall make after September 30, 2025, which changes shall be disclosed to the Acquiring Fund, and changes resulting from stock dividends, stock split-ups, mergers and similar corporate actions.

(j)  The Acquired Fund has elected to qualify and has met the requirements of subchapter M of the Code for qualification and treatment as a “regulated investment company” within the meaning of Section 851 of the Code in respect of each taxable year since the commencement of operations, and will continue to so qualify and meet such requirements at all times through the Exchange Date. The Acquired Fund has not at any time since its inception been liable (nor is it now liable) for any material income or excise tax pursuant to Section 852 or 4982 of the Code. There is no other tax liability (foreign, state or local) except as accrued on the Acquired Fund’s books. The Acquired Fund has not had earnings and profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply. The Acquired Fund will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the regulations thereunder. All dividends paid by the Acquired Fund at any time prior to the Exchange Date shall have been deductible pursuant to the dividends paid deduction under Section 562 of the Code. The Acquired Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its capital stock and to withholding in respect of dividends and other distributions to shareholders, and is not liable for any material penalties which could be imposed thereunder.

(k)  At the Exchange Date, the Acquired Fund will have good and marketable title to the Acquired Fund’s assets to be transferred to the Acquiring Fund pursuant to this Plan and full right, power and authority to sell, assign, transfer and deliver such assets hereunder, and, upon delivery and payment for such assets, the Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, other than as disclosed to the Acquiring Fund.

(l)  The Acquired Fund is not, and the execution, delivery, and performance of this Plan will not result, in violation of the Trust’s Declaration of Trust or By-Laws or of any material agreement, indenture, instrument, contract, lease or other undertaking to which the Acquired Fund is a party or by which it is bound.

(m)  The execution, delivery, and performance of this Plan have been duly authorized by all necessary action on the part of the Acquired Fund, and this Plan constitutes a valid and binding obligation of the Acquired Fund enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.

2.2.  Representations of the Acquiring Fund. As of the date hereof and the Exchange Date, the Acquiring Fund represents and warrants to the Acquired Fund as follows:

(a)  The Acquiring Fund is a separate investment series of the Trust, a business trust duly established, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has power to carry on its business as it is now being conducted and to carry out this Plan. The Acquiring Fund is not required to qualify to do business in any jurisdiction in which it is not so qualified and where failure to do so would subject it to any material liability or disability. The Acquiring Fund has all necessary federal, state and local authorizations to own all of its properties and assets and to carry on business as now being conducted and to fulfill the terms of this Plan.

(b)  The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and such registration has not been revoked or rescinded and is in full force and effect.

(c)  The prospectus of the Acquiring Fund dated ______, 2026, as amended, as filed with the Securities and Exchange Commission (the “Commission”) (the “Prospectus”) and the Statement of Additional Information for the Acquiring Fund, dated _____, 2026, as amended, (the “Statement of Additional Information”), as filed with the Commission, each conform in all material respects to the applicable requirements of the 1940 Act, and the Prospectus and Statement of Additional Information did not as of such date contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Exchange Date, the Prospectus and Statement of Additional Information then in effect will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)  Except as otherwise disclosed to the Acquired Fund, no litigation, administrative proceeding, or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Acquiring Fund or any of its properties or assets, which, if adversely determined, would materially and adversely affect its financial condition, the conduct of its business, or the ability of the Acquiring Fund to carry out the transaction contemplated by this Plan. The Acquiring Fund knows of no facts that might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree, or judgment of any court of governmental body that materially and adversely affects its business or its ability to consummate the transaction herein contemplated.

(e)  The Acquiring Fund was established in order to effect the transactions described in this Agreement and, prior to the Exchange Date, will have carried on no business activity. Prior to the Exchange Date, the Acquiring Fund will have no liabilities and its only assets, if any, shall be a de minimis amount of assets to facilitate its organization. The Acquiring Fund has not yet filed its first federal income tax return and thus has not yet elected to be treated as a “regulated investment company” for federal income tax purposes; upon filing its first federal income tax return following the completion of its first taxable year, The Acquiring Fund will elect to be a “regulated investment company” and, from the beginning of its first taxable year, The Acquiring Fund will take all steps necessary to ensure that it qualifies and will be treated as a “regulated investment company” under Sections 851 and 852 of the Code.

(f)  The Acquiring Fund is not, and the execution, delivery, and performance of this Plan will not result, in violation of the Trust’s Declaration of Trust or By-Laws or of any material agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which it is bound.

(g)  The execution, delivery, and performance of this Plan have been duly authorized by all necessary action on the part of the Acquiring Fund, and this Plan constitutes a valid and binding obligation of the Acquiring Fund enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.

(h)  The Acquiring Fund Shares to be issued and delivered to the Acquired Fund pursuant to the terms of this Plan will, at the Exchange Date, have been duly authorized and when so issued and delivered, will be duly and validly issued, fully paid and non-assessable. At the Exchange Date, the Acquiring Fund will not have outstanding any options, warrants, or other rights to subscribe for or purchase any Acquiring Fund Shares, nor will there be outstanding any security convertible into any Acquiring Fund Shares.

3.  Reorganization. (a) Subject to the terms and conditions contained herein (including Acquired Fund’s obligation described in Section 8.2(c) hereof to distribute to its respective shareholders all of its undistributed investment company taxable income (as defined in Section 852 of the Code), if any, and net capital gain (as defined in Section 1222 of the Code)), the Acquired Fund will agree to sell, assign, convey, transfer and deliver to the Acquiring Fund, and the Acquiring Fund will agree to acquire from the Acquired Fund, on the Exchange Date all of the Investments and all of the cash and other assets of the Acquired Fund, and to assume all of Acquired Fund’s liabilities of any kind or nature, in exchange for that number of Shares of the Acquiring Fund provided for in Section 4 and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund. Pursuant to this Plan, the Acquired Fund will, as soon as practicable after the Exchange Date, distribute in liquidation all of the Acquiring Fund Shares received by it to its shareholders in exchange for their respective Shares of the Acquired Fund.

(b) The Trust, on behalf of the Acquired Fund, will pay or cause to be paid to the Acquiring Fund any interest and cash dividends received by it on or after the Exchange Date with respect to the Investments transferred to the Acquiring Fund hereunder. The Trust, on behalf of the Acquired Fund, will transfer to the Acquiring Fund any rights, stock dividends, or other securities received by the Acquired Fund after the Exchange Date as stock dividends or other distributions on or with respect to the Investments transferred, which rights, stock dividends, and other securities shall be deemed included in the assets transferred to the Acquiring Fund at the Exchange Date and shall not be separately valued, in which case any such distribution that remains unpaid as of the Exchange Date shall be included in the determination of the value of the assets of the Acquired Fund acquired by the Acquiring Fund.

4.  Exchange Date; Valuation Time. On the Exchange Date, after taking into account the Share Class consolidation described in Section 8.2(d) the Acquiring Fund will deliver to the Acquired Fund a number of the Acquiring Fund Shares having an aggregate net asset value equal to the value of the assets attributable to the Acquired Fund acquired by the Acquiring Fund, less (i) the value of the liabilities of the Acquired Fund assumed, determined as hereafter provided in this Section 4, (ii) the value of any cash or other assets used to redeem fractional shares pursuant to Section 8.2(d) and (iii) the value of cash to be distributed to Cash-Out Shareholders, which shall reflect the declaration of any dividends, as of the Valuation Time.

(a)  Subject to Section 4(d) hereof, the value of the Acquired Fund’s net assets will be computed as of the Valuation Time using the Trust’s valuation procedures in a manner consistent with the Acquiring Fund’s then-current Prospectuses and Statement of Additional Information. In no event shall the same security held by the Acquired Fund and another series of the Trust be valued at different prices.

(b)  Subject to Section 4(d) hereof, the net asset value of a Share of the Acquiring Fund will be determined to the nearest full cent as of the Valuation Time, using the Trust’s valuation procedures in a manner consistent with the Prospectus and the Statement of Additional Information for the Acquiring Fund.

(c)  Subject to Section 4(d), the Valuation Time shall be 4:00 p.m. Eastern Standard time on March 27, 2026, or such earlier or later days as may be established by the proper officers of the Trust (the “Valuation Time”).

(d)  No formula will be used to adjust the net asset value of the Acquired Fund or the Acquiring Fund to take into account differences in realized and unrealized gains and losses.

(e)  The Acquiring Fund shall issue its Shares to the Acquired Fund on one share deposit receipt registered in the name of the Acquired Fund. The Acquired Fund shall distribute in liquidation of the Acquiring Fund Shares received by it hereunder pro rata to its shareholders by redelivering such share deposit receipt to the Acquiring Fund’s transfer agent which will as soon as practicable set up open accounts for each Acquired Fund shareholder, in accordance with written instructions furnished by the Acquired Fund.

(f)  The Acquiring Fund shall assume all liabilities of the Acquired Fund of any kind or nature, whether accrued or contingent, in connection with the acquisition of assets and subsequent dissolution of the Acquired Fund or otherwise.

5.  Expenses and Fees (a) Except as otherwise provided for herein, all fees and expenses incurred by the Acquired Fund, the Acquiring Fund and/or Sterling (the investment adviser of both the Acquired Fund and the Acquiring Fund) directly in connection with the consummation of the transaction contemplated by this Plan will be borne by Sterling, whether incurred before or after the date of this Plan. All such fees and expenses incurred and so borne by Sterling will be solely and directly related to the transaction contemplated by this Plan and will be paid directly by Sterling to the relevant providers of services or other payees, in accordance with the principles set forth in Revenue Ruling 73-54, 1973-1 C.B. 187. Fees and expenses not incurred directly in connection with the consummation of the transaction contemplated by this Plan will be paid by the party directly incurring such expenses. Notwithstanding any of the foregoing, fees and expenses shall in any event be paid by the party directly incurring such fees and expenses if and to the extent that the payment by Sterling of such fees and expenses would result in the disqualification of such party as a regulated investment company within the meaning of Section 851 of the Code. Acquired Fund shareholders will pay their respective expenses, if any, incurred in connection with the transaction contemplated by this Plan. Neither Sterling nor the Acquired Fund nor the Acquiring Fund will pay Acquired Fund shareholders’ expenses.

(b) Notwithstanding any other provisions of this Plan, if for any reason the transaction contemplated by this Plan is not consummated, no party shall be liable to another party for any damages resulting therefrom, including without limitation consequential damages.

6.  Permitted Assets. Sterling and the Acquired Fund will agree to review the assets of the Acquired Fund to ensure that at any time prior to the Exchange Date the assets of the Acquired Fund do not include any assets that the Acquiring Fund is not permitted, or reasonably believes to be unsuitable for it, to acquire, including without limitation any security that, prior to its acquisition by the Acquired Fund, is unsuitable for the Acquiring Fund to acquire.

7.  Exchange Date. Delivery of the assets of the Acquired Fund to be transferred, assumption of the liabilities of the Acquired Fund to be assumed, and the delivery of the Acquiring Fund Shares to be issued shall be made at the offices of the Trust, 434 Fayetteville Street Mall, 5th Floor, Raleigh, North Carolina, 27601, at 9:00 a.m. Eastern standard time on March 30, 2026, or at such other times and dates established by the proper officers of the Trust, the date and time upon which such delivery is to take place being referred to herein as the “Exchange Date.”

8.  Conditions to Be Met Regarding the Transaction.

8.1.  Conditions Precedent to Obligations of the Acquired Fund. The obligations of the Acquired Fund to consummate the transaction provided for herein shall be subject, at its election, to the performance by the Acquiring Fund of all of the obligations to be performed by it hereunder on or before the Exchange Date, and, in addition thereto, the satisfaction or waiver of the following further condition:

(a)  As of the Valuation Time and as of the Exchange Date, all representations and warranties of the Acquiring Fund made in Section 2 of this Plan are true and correct in all material respects as if made at and as of such dates, the Acquiring Fund has complied with all requirements of this Plan to be performed or satisfied at or prior to each of such dates, and the Acquiring Fund shall have furnished to the Acquired Fund a statement, dated the Exchange Date, signed by the Trust’s President (or any Vice President) and Treasurer certifying those facts as of such dates.

8.2.  Conditions Precedent to Obligations of the Acquiring Fund. The obligations of the Acquiring Fund to consummate the transaction provided for herein shall be subject, at its election, to the performance by the Acquired Fund of all of the obligations to be performed by it hereunder on or before the Exchange Date, and, in addition thereto, the satisfaction or waiver of the following further conditions:

(a)  As of the Valuation Time and as of the Exchange Date, all representations and warranties of the Acquired Fund made in Section 2 of this Plan are true and correct in all material respects as if made at and as of such dates, the Acquired Fund has complied with all requirements of this Plan to be performed or satisfied at or prior to each of such dates, and the Acquired Fund shall have furnished to the Acquiring Fund a statement, dated the Exchange Date, signed by the Trust’s President (or any Vice President) and Treasurer certifying those facts as of such dates.

(b)  The Acquired Fund shall have furnished to the Acquiring Fund (i) a statement of the Acquired Fund’s assets and liabilities, with values determined as provided in Section 4 of this Plan, together with a list of Investments with their respective tax bases by lot and the holding periods of such Investments, all as of the Valuation Time, certified on the Acquired Fund’s behalf by its President (or any Vice President) and Treasurer, and a certificate of both such officers, dated the Exchange Date, to the effect that as of the Valuation Time and as of the Exchange Date there has been no material adverse change in the financial position of the Acquired Fund since September 30, 2025, other than changes in the Investments since that date or changes in the market value of the Investments, or changes due to net redemptions of Shares of the Acquired Fund, dividends paid or losses from operations; and (ii) a copy of the tax books and records of the Acquired Fund necessary for purposes of preparing any tax returns required by law to be filed by the Acquired Fund after the Exchange Date.

(c)  Prior to the Exchange Date, the Acquired Fund shall have declared a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders (a) all of the excess of (x) its investment income excludable from gross income under Section 103 of the Code over (y) its deductions disallowed under Section 265 and 171 of the Code, (b) all of its investment company taxable income (computed without regard to any deduction for dividends paid), and (c) all of its net capital gain realized (after reduction for any capital loss carryover), in each case for both the current taxable year (which will end on the Exchange Date) and the immediately preceding taxable year.

(d)  Prior to the Exchange Date, the Acquired Fund (i) shall consolidate its outstanding share classes into a single class (a “Share Class Consolidation”) so that it has a single class of shares outstanding and so that each holder of that single class of shares holds shares of that single class immediately after the Share Class Consolidation with an aggregate value equal to the aggregate value of any shares of the Acquired Fund held immediately prior to the Share Class Consolidation, and (ii) following the Share Class Consolidation (but, for the avoidance of doubt, prior to the Closing), shall redeem all fractional shares of the Acquired Fund outstanding on the records of the Acquired Fund’s transfer agent.

8.3.  Further Conditions Precedent to Obligations of the Acquiring Fund and the Acquired Fund. If any of the conditions set forth in Sections 8.3(a) through (f) below do not exist on or before the Exchange Date with respect to the Acquiring Fund or the Acquired Fund, the other party to this Plan shall, at its option, not be required to consummate the transaction contemplated by this Plan. The conditions set forth in Section 8.3(g) below may not be waived by either party to this Plan, and must be satisfied prior to the Exchange Date:

(a) On the Exchange Date, the Commission shall not have issued an unfavorable report under Section 25(b) of the 1940 Act, nor instituted any proceeding seeking to enjoin the consummation of the transaction contemplated by this Plan under Section 25(c) of the 1940 Act and no action, suit, or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Plan or the transaction contemplated herein.

(b)  All required consents of other parties and all other consents, orders, and permits of federal, state and local regulatory authorities, including any necessary “no-action” positions of and exemptive orders from such federal and state authorities) to permit consummation of the transaction contemplated hereby shall have been obtained, except where the failure to obtain any such consent, order, or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Fund or the Acquired Fund, provided that either party hereto may for itself waive any such conditions.

(c)  The assets of the Acquired Fund to be acquired by the Acquiring Fund on the Exchange Date will include no assets which the Acquiring Fund, by reason of investment restrictions disclosed in the Prospectuses or the Statements of Additional Information in effect on the Exchange Date, may not properly acquire.

(d)  The Acquired Fund and the Acquiring Fund shall have received from the custodian of the Trust a certificate identifying all of the assets of the Acquired Fund held by such custodian as of the Valuation Time.

(e)  The transfer agent of each of the Acquiring Fund and Acquired Fund shall have provided to the Acquired Fund and the Acquiring Fund, respectively (i) a record specifying the number of Shares of the Acquired Fund outstanding as of the Valuation Time and (ii) a record specifying the name and address of each holder of record of any such Shares of the Acquired Fund and the number of Acquired Fund shares held of record by each such shareholder as of the Valuation Time.

(f)  The Trust, on behalf of the Acquired Fund, shall have executed and delivered an instrument of transfer (“Transfer Document”) and any other certificates or documents the Trust may deem necessary or

(g)  desirable to transfer the Acquired Fund’s entire right, title and interest in and to the Investments and all other assets of the Acquired Fund.

(h)  The Trust, on behalf of the Acquired Fund and the Acquiring Fund shall have received an opinion of Ropes & Gray LLP (which opinion will be subject to certain qualifications) addressed to the Acquired Fund and the Acquiring Fund and dated the Exchange Date, in form and substance reasonably satisfactory to the parties, to the effect that, although not free from doubt, on the basis of the existing provisions of the Code, Treasury Regulations, current administrative rules and court decisions, and based upon certain facts, assumptions and representations and upon certifications made by the Trust, on behalf of the Acquired Fund and the Acquiring Fund, generally for federal income tax purposes:

(i) The transfer by the Acquired Fund of all its assets to the Acquiring Fund solely in exchange for Acquisition Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund, immediately followed by the pro rata distribution of all the Shares so received by the Acquired Fund to the Acquired Fund’s shareholders of record in complete liquidation of the Acquired Fund and the termination of the Acquired Fund promptly thereafter (the “Reorganization”), will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(ii) under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of Acquired Fund;

(iii) under Section 362(b) of the Code, the tax basis in the hands of the Acquiring Fund of the assets of the Acquired Fund transferred to the Acquiring Fund in the Reorganization will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the transfer;

(iv) under Section 1223(2) of the Code, the holding periods in the hands of the Acquiring Fund of each Acquired Fund asset transferred to the Acquiring Fund in the reorganization will include the periods during which such asset was held or treated for federal income tax purposes as held by the Acquired Fund;

(v) under Sections 361 and 357 of the Code, no gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund’s assets to the Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund, or upon the distribution of Acquiring Fund Shares by the Acquired Fund to its shareholders in liquidation;

(vi) under Section 354 of the Code, no gain or loss will be recognized by the Acquired Fund shareholders upon the exchange of their Acquired Fund shares for Acquiring Fund Shares (except with respect to cash received by such Acquired Fund shareholders in redemption of fractional shares prior to the Reorganization);

(vii) under Section 358 of the Code, the aggregate tax basis of Acquiring Fund Shares an Acquired Fund shareholder receives in connection with the Reorganization will be the same as the aggregate tax basis of his or her Acquired Fund shares exchanged therefor;

(viii) under Section 1223(1) of the Code, an Acquired Fund shareholder’s holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held or is treated for federal income tax purposes as having held the Acquired Fund shares exchanged therefor, provided that he or she held such Acquired Fund shares as capital assets; and

(ix) Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

Such opinion shall be based on such assumptions and representations and shall contain such qualifications and limitations as shall in the opinion of Ropes & Gray LLP appropriate to render the opinions expressed therein and as shall be reasonably satisfactory to the parties hereto.

9.  No Broker, etc. There is no person who has dealt with the Trust, the Acquired Fund or the Acquiring Fund who by reason of such dealings is entitled to any broker’s or finder’s or other similar fee or commission arising out of the transaction contemplated by this Plan.

10.  Termination. The Trust may, by consent of its Trustees, terminate this Plan, and the Trust, after consultation with counsel and consent of its Trustees, may modify this Plan in any manner deemed necessary or desirable.

11.  Covenants, etc. Deemed Material. All covenants, agreements, representations and warranties made under this Plan and any certificates delivered pursuant to this Plan shall be deemed to have been material and relied upon by each of the parties, notwithstanding any investigation made by them or on their behalf.

12.  Sole Plan; Amendments. This Plan supersedes all previous correspondence and oral communications between the parties regarding the subject matter hereof, constitutes the only understanding with respect to such subject matter, may be changed only as provided in Section 10 and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

13.  The Trust’s Declaration of Trust. The Trust is a business trust organized under Massachusetts law and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the “Sterling Capital Funds” entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust personally, but bind only the assets of the Trust and all persons dealing with any series or funds of the Trust, including the Acquired Fund and the Acquiring Fund, must look solely to the assets of the Trust belonging to such series or funds for the enforcement of any claims against the Trust.

THE STERLING CAPITAL FUNDS
on behalf of its series [Acquired Fund]

By:
Name: James T. Gillespie
Title: President

THE STERLING CAPITAL FUNDS
on behalf of its series [Acquiring Fund]

By:
Name: Todd M. Miller
Title: Treasurer and Secretary

STERLING CAPITAL MANAGEMENT LLC
with respect to Section 5 only

By:
Name: Scott Haenni
Title: Senior Managing Director and Chief Executive Officer